UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 11/09/2007

AVICENA GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-51610

Delaware	04-3195737
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

228 Hamilton Avenue, Third Floor, Palo Alto, California 94301

(Address of Principal Executive Offices, Including Zip Code)

(415) 397-2880

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items to be Included in this Report

Item 1.01	Entry into a Material Definitive Agreement

On November 9, 2007, Avicena Group, Inc. (the “Company”), entered into an engagement letter dated November 7, 2007 (the “Engagement Letter”), with CRT Capital Group LLC (“CRT”), pursuant to which the Company engaged CRT to act as a financial advisor to the Company with reference to the Company’s possible financing or other capital market transactions. CRT agreed to provide the Company with such financial advice and services as the Company may reasonably request. The Company granted CRT a right of first refusal with regard to future debt or equity private placements or public offerings. The Company also agreed to indemnify CRT for certain claims arising from the engagement.

In consideration of such services, the Company agreed to pay CRT a cash retainer fee in the total amount of $150,000, of which one-quarter ($37,500) was paid currently, and the remaining three-quarters will be paid in three equal quarterly installments, commencing on January 29, 2008. In addition, the Company agreed to issue CRT fully vested warrants to purchase 800,000 shares of the Company’s Common Stock at an exercise price of $3.35 per share. Other than exercise price, the terms and conditions of CRT’s warrants are substantially identical to those of the Company’s C-1 warrants issued in September 2007.

The foregoing summary descriptions of the Engagement Letter are qualified in their entirety by reference to the full text of such agreement, which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits.

10.1	Engagement Letter dated November 7, 2007, by and between the Company and CRT Capital Group LLC

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avicena Group, Inc.

Date: November 15, 2007	By:	/s/ Michael Sullivan
Michael Sullivan
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Engagement Letter dated November 7, 2007, by and between the Company and CRT Capital Group LLC